UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

As previously reported, Frank B. Sovis was appointed Chief Operating Officer of Noble International, Ltd. (the “Company”) on August 1, 2008. On February 12, 2009, the Company entered into a two-year employment agreement with Mr. Sovis. Following the initial two-year term, the employment agreement will automatically renew for successive one-year periods unless the agreement is terminated by Mr. Sovis or the Company in accordance with its terms.

The employment agreement provides an annual base salary of $385,000 to Mr. Sovis. Mr. Sovis is also eligible to receive an annual incentive bonus established by the Company’s Board of Directors or Compensation Committee of the Board.

The Company or Mr. Sovis may terminate Mr. Sovis’ employment with the Company at any time. Under certain circumstances (as described in the employment agreement), Mr. Sovis may be entitled to a severance payment upon the termination of his employment. The severance payment would be equal to: (1) Mr. Sovis’ base salary for the longer of the remaining portion of his employment term, if any, or eighteen months; (2) one and a half times the incentive payment Mr. Sovis would have received during the year in which his employment terminated, if any; and (3) a pro-rata distribution of any equity or equity rights that would have been distributed to Mr. Sovis at his targeted performance level in the year in which he is terminated, if any, and distribution of any such rights previously earned by Mr. Sovis but not distributed to him. These rights would be vested and exercisable upon issuance. Further, all of Mr. Sovis’ restricted stock, options, stock appreciation or other rights would also immediately vest and become exercisable in the event severance is paid to him. No severance payment will be made to Mr. Sovis in the event his employment is terminated for cause or he voluntarily resigns.

Mr. Sovis has agreed to comply with non-competition and non-solicitation covenants contained in the employment agreement following termination of his employment with the Company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(registrant)

By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President, General Counsel and Secretary

February 18, 2009